                                                                   Exhibit 23.01


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Joint Consent Solicitation Statement/Prospectus of NTS Realty Holdings Limited Partnership for the registration of 11,650,021 partnership units and to the incorporation by reference therein of our reports dated March 26, 2004, with respect to the financial statements of NTS-Properties IV Combined Joint Ventures and Blankenbaker Business Center Joint Venture included in NTS-Properties IV's and NTS-Properties VII's Annual Report on Form 10-K, respectively, for the years ended December 31, 2003 and 2002; filed with the Securities and Exchange Commission.

                                                         /s/ Ernst & Young LLP

Louisville, Kentucky
June 15, 2004